April 12, 2006
IMMEDIATE RELEASE
Contact: Melvin E. Meekins, Jr.
(410) 268-4554

Severn Bancorp, Inc. Announces Record First Quarter Earnings

Severn Bancorp, Inc. (Nasdaq - SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced record earnings for the first quarter ended March 31, 2006. Net income for the first quarter was $4.0 million (unaudited) or $.44 per share, compared to $3.2 million (unaudited) or $.34 per share for the first quarter of 2005. Per share amounts are reflective of a 10% stock dividend declared February 21, 2006 effective for shares outstanding March 28, 2006.
With approximately $860 million in assets, Severn Savings Bank, FSB is a community bank focused on residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Northern Virginia. The bank has three branch locations, at 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater. Severn’s website is www.severnbank.com.
For additional information or questions, please contact Melvin E. Meekins, Jr., Executive Vice President or S. Scott Kirkley, Senior Vice President, Severn Bancorp, Inc. 1919A West Street, Annapolis, Maryland 21401, (410) 268-4554, e-mail: mmeekins@severn.hpwsb.com or skirkley@severn.hpwsb.com.
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